Exhibit 99.1

Regency and its JV Partners Announce a New Processing Facility in West Texas

DALLAS, December 5, 2011 – Regency Energy Partners LP (NYSE: RGP), (“Regency” or the “Partnership”), announced today it will build a processing facility in Ward County, Texas, to process natural gas delivered from the liquids-rich Bone Spring and Avalon Shale formations.  The new facility will be built through a joint venture with Anadarko Pecos Midstream LLC, a wholly owned subsidiary of Anadarko Petroleum Corporation (NYSE: APC), and an affiliate of Chesapeake Energy Corporation (NYSE: CHK).

“This joint venture highlights Regency’s ability to combine our gathering and processing expertise, along with our natural gas liquids platform, to provide a full-service solution to producers’ needs in the region,” says Jim Holotik, executive vice president and chief commercial officer of Regency. “We have longstanding relationships with Anadarko and Chesapeake and are pleased to have the opportunity to partner with them to build this facility.”

The project will consist of the construction of two plants, a 25 million cubic feet per day (MMcf/d) refrigeration plant and a 100 MMcf/d cryogenic processing plant. The initial start-up of the refrigeration unit is expected to be in-service by the second quarter of 2012, with full facilities available by the fourth quarter of 2012. Capital expenditures related to this project are expected to total approximately $100 million, of which one-third will be owned and contributed by each joint-venture partner.

FORWARD-LOOKING INFORMATION

This release contains “forward-looking” statements, which are any statements that do not relate strictly to historical facts.  The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, our ability to successfully build and operate the project, construction costs and other expenditures exceeding budgeted amounts, as well as the risks, uncertainties and assumptions enumerated in our Forms 10-Q and 10-K, and other public filings and press releases.  Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct.  Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.  We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating,  transportation, fractionation and storage of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP website at www.regencyenergy.com.

CONTACT:

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Finance & Investor Relations
214-840-5477
ir@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com